Exhibit 99.1

Contact:

Media Relations	Jamie Bernard, IRC
Charles River Associates	Senior Associate
media@crai.com	Sharon Merrill Associates, Inc.
617-425-3315	617-542-5300

Richard D. Booth Joins Charles River Associates (CRA)

Board of Directors

Chief Financial Officer of Bottomline Technologies Brings More Than 30 Years of

Financial, Strategic and Operational Leadership

BOSTON, March 18, 2020 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, announced that its Board of Directors has appointed Richard D. Booth as an independent director to the Board effective March 30, 2020. Mr. Booth, the Chief Financial Officer of Bottomline Technologies since 2015, will also serve as a member of CRA’s Audit Committee.

“Rick is a seasoned professional services executive who brings deep and varied experience across a number of industries to the CRA board,” said Paul Maleh, CRA’s Chief Executive Officer and President. “We look forward to benefitting from Rick’s 30 years of financial and operational experience and I am confident he will play an important role as a valued member of our Audit Committee. We welcome Rick to the CRA board.”

Before joining Bottomline Technologies in 2015, Mr. Booth was Vice President of Finance and Corporate Controller for Sapient Corporation. Prior to that he worked in several senior finance positions of increasing responsibility for Nuance Communications as it grew from less than $400 million in revenue in fiscal 2006 to $1.9 billion in revenue in fiscal 2013. Mr. Booth also has served in a variety of executive roles for EMC Corporation, Mercer Management Consulting, and Coopers & Lybrand.

A licensed CPA, Mr. Booth received an MBA from Stanford University, a Master of Science in Taxation from Bentley University, a Master of Science in Organizational Development from American University, and a Bachelor of Science in Accounting from The Pennsylvania State University.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.